Exhibit 99.1

For immediate release
For more information, contact:
Janice Aston White, 713-307-8780

Endeavour increases Norwegian interests

Houston, TX – June 1, 2006 — Endeavour International Corporation (AMEX: END) announced today that its subsidiary Endeavour Energy Norge AS has signed an agreement with Lundin Norway pursuant to which Endeavour will obtain a 25 percent interest in Production License 304 on the Norwegian Continental Shelf. The transfer of the license is subject to approval by the Norwegian Ministry of Petroleum and Energy and Ministry of Finance.

Endeavour Energy UK Ltd and Lundin Heather Ltd have also signed an agreement pursuant to which Lundin will be transferred a 25 percent interest in Production License 1176 on the United Kingdom Continental Shelf. Endeavour serves as operator of the license and will hold a 75 percent interest following the transfer to Lundin. The transfer of the license is subject to the approval of the UK Department of Trade and Industry.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.